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                                                                     EXHIBIT 4.1























               THE L.S. STARRETT COMPANY 401(k) STOCK SAVINGS PLAN
                               (2001 RESTATEMENT)

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
                                TABLE OF CONTENTS

ARTICLE 1.   INTRODUCTION..................................................................................1
    1.1.     In General....................................................................................1
    1.2.     Defined Terms.................................................................................1
ARTICLE 2.   ELIGIBILITY AND PARTICIPATION.................................................................1
    2.1.     Who Is Eligible To Participate?  Only Eligible Employees may be Active Participants...........1
    2.2.     Enrollment....................................................................................1
ARTICLE 3.   CONTRIBUTIONS.................................................................................1
    3.1.     Elective Contribution.........................................................................1
    3.2.     Matching Contributions........................................................................2
    3.3.     QNEC Contributions............................................................................2
    3.4.     Rollover Contributions........................................................................2
    3.5.     Making, Allocating and Posting Contributions..................................................3
    3.6.     Certain Limits Apply..........................................................................3
    3.7.     Return of Contributions.......................................................................3
ARTICLE 4.   PARTICIPANT ACCOUNTS..........................................................................4
    4.1.     Accounts......................................................................................4
    4.2.     Adjustment of Accounts........................................................................4
    4.3.     Investment of Accounts........................................................................4
ARTICLE 5.   VESTING OF ACCOUNTS...........................................................................5
    5.1.     Vesting of Accounts...........................................................................5
    5.2.     Distribution of Less Than Entire Vested Percentage; Other Forfeiture Events...................6
    5.3.     Changes in Vesting Schedule...................................................................6
ARTICLE 6.   WITHDRAWALS PRIOR TO SEVERANCE FROM EMPLOYMENT................................................7
    6.1.     Hardship Withdrawals..........................................................................7
    6.2.     Required Distributions After Age 70 1/2.......................................................8
    6.3.     Withdrawals After Age 59 1/2..................................................................8
    6.4.     Restrictions on Certain Withdrawals...........................................................8
    6.5.     Distributions Required by a QDRO..............................................................9
ARTICLE 7.   LOANS TO PARTICIPANTS.........................................................................9
    7.1.     In General....................................................................................9
    7.2.     Rules and Procedures..........................................................................9
    7.3.     Maximum Amount of Loan........................................................................9
    7.4.     Minimum Amount of Loan; Fees..................................................................9
    7.5.     Note; Security Interest.......................................................................9
    7.6.     Repayment.....................................................................................9
    7.7.     Repayment Upon Distribution..................................................................10
    7.8.     Default......................................................................................10
    7.9.     Note as Trust Asset..........................................................................10
    7.10.    Nondiscrimination............................................................................10
    7.11.    Affected Investments.........................................................................10

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
ARTICLE 8.   BENEFITS UPON DEATH OR SEVERANCE FROM EMPLOYMENT.............................................11
    8.1.     Severance From Employment for Reasons Other Than Death.......................................11
    8.2.     Time of Distributions........................................................................11
    8.3.     Distributions After a Participant's Death....................................................11
    8.4.     Designation of Beneficiary...................................................................12
    8.5.     Direct Rollovers of Eligible Distributions...................................................12
ARTICLE 9.   ADMINISTRATION...............................................................................13
    9.1.     In General...................................................................................13
    9.2.     Savings Plan Committee.......................................................................14
    9.3.     Powers of the Administrator..................................................................14
    9.4.     Effect of interpretation or determination....................................................15
    9.5.     Examination of records.......................................................................15
    9.6.     Reliance on tables, etc......................................................................15
    9.7.     Expenses of Plan.............................................................................15
    9.8.     Withholding of tax...........................................................................15
    9.9.     Indemnification of Administrator.............................................................15
    9.10.    Claims and review procedures.................................................................15
ARTICLE 10.  AMENDMENT AND TERMINATION....................................................................15
    10.1.    Amendment....................................................................................15
    10.2.    Termination..................................................................................16
    10.3.    Distributions upon Termination of the Plan...................................................16
    10.4.    Merger or Consolidation of Plan; Transfer of Plan Assets.....................................16
ARTICLE 11.  LIMITS ON CONTRIBUTIONS......................................................................16
    11.1.    Code section 404 Limits......................................................................16
    11.2.    Code section 415 Limits......................................................................16
    11.3.    Code section 402(g) Limits...................................................................17
    11.4.    Code section 401(k)(3) Limits................................................................17
    11.5.    Code section 401(m) Limits...................................................................18
ARTICLE 12.  SPECIAL TOP-HEAVY PROVISIONS.................................................................19
    12.1.    Provisions to apply..........................................................................19
    12.2.    Minimum Contribution.........................................................................19
    12.3.    Special Vesting Schedule.....................................................................20
    12.4.    Definitions..................................................................................20
ARTICLE 13.  MISCELLANEOUS................................................................................22
    13.1.    Exclusive Benefit Rule.......................................................................22
    13.2.    Uniformed Services Employment and Reemployment Rights Act of 1994............................23
    13.3.    Limitation of Rights.........................................................................23
    13.4.    Nonalienability of Benefits..................................................................23
    13.5.    Voting of Common Stock.......................................................................23
    13.6.    Governing law................................................................................24
    13.7.    Additional Contributions In the Case of Participants Age 50 or Older.........................24
ARTICLE 14.  DEFINITIONS..................................................................................24
    14.1.    "Account"....................................................................................24

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
    14.2.    "Active Participant".........................................................................24
    14.3.    "Additional Elective Contribution"...........................................................24
    14.4.    "Administrator"..............................................................................24
    14.5.    "Affiliated Employer"........................................................................24
    14.6.    "Basic Elective Contribution"................................................................25
    14.7.    "Basic Matching Contribution"................................................................25
    14.8.    "Beneficiary"................................................................................25
    14.9.    "Board"......................................................................................25
    14.10.   "Code".......................................................................................25
    14.11.   "Committee"  or "Savings Plan Committee".....................................................25
    14.12.   "Common Stock"...............................................................................25
    14.13.   "Common Stock Fund"..........................................................................25
    14.14.   "Company"....................................................................................25
    14.15.   "Elective Contribution"......................................................................25
    14.16.   "Eligible Borrower"..........................................................................25
    14.17.   "Eligible Employee"..........................................................................26
    14.18.   "Employee"...................................................................................26
    14.19.   "Employer"...................................................................................26
    14.20.   "Entry Date".................................................................................26
    14.21.   "ERISA"......................................................................................26
    14.22.   "Fund".......................................................................................26
    14.23.   "HCE"........................................................................................26
    14.24.   "Match-Eligible Elective Contribution".......................................................26
    14.25.   "Match-Eligible Elective Contribution Account"...............................................26
    14.26.   "Matching Contribution"......................................................................27
    14.27.   "Matching Contribution Account"..............................................................27
    14.28.   "NHCE".......................................................................................27
    14.29.   "Other Elective Contribution"................................................................27
    14.30.   "Other Elective Contribution Account"........................................................27
    14.31.   "Participant"................................................................................27
    14.32.   "Participating Employer".....................................................................27
    14.33.   "Pay"........................................................................................27
    14.34.   "Pay Reduction Agreement"....................................................................28
    14.35.   "Period of Severance"........................................................................28
    14.36.   "Plan".......................................................................................28
    14.37.   "Plan Year"..................................................................................28
    14.38.   "Prior Plan".................................................................................28
    14.39.   "QDRO".......................................................................................28
    14.40.   "QNEC Contribution"..........................................................................28
    14.41.   "QNEC Contribution Account"..................................................................28
    14.42.   "Rollover Contribution"......................................................................28
    14.43.   "Rollover Contribution Account"..............................................................28
    14.44.   "Service"....................................................................................28

                                      -iii-

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
    14.45.   "Substantial Period of Severance"............................................................29
    14.46.   "Supplemental Matching Contribution".........................................................29
    14.47.   "Transfer Account"...........................................................................29
    14.48.   "Trust"......................................................................................29
    14.49.   "Trustee"....................................................................................29
    14.50.   "Valuation Date".............................................................................29

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ARTICLE 1.     INTRODUCTION.

     1.1. In General. The Plan as set forth herein contains the amendment and restatement of the Plan accomplished in 1998 (which was effective generally as of January 1, 1999, but with certain provisions effective as of an earlier date,/1/ further modified to reflect subsequent changes in the law and regulations as well as design-based changes. The Plan as set forth herein is intended to qualify as a "profit-sharing" plan under Code section 401(a), subject to Code section 401(a)(27)(A) and Section 4.3(c) below, and the cash or deferred arrangement forming part of the Plan is intended to qualify under Code section 401(k). The provisions of the Plan are to be construed and applied accordingly. Without limiting the foregoing, references in the Plan to "severance from employment" shall be construed to mean "separation from service" for all periods prior to January 1, 2002.

     1.2. Defined Terms. Defined terms are indicated by initial capitalization and have the meanings set forth in Article 14.

ARTICLE 2.     ELIGIBILITY AND PARTICIPATION.

     2.1. Who Is Eligible To Participate? Only Eligible Employees may be Active Participants. An individual, once an Active Participant, remains a Participant until his or her Accounts have been completely distributed or forfeited.

     2.2. Enrollment. An Eligible Employee who is eighteen years or older may become an Active Participant as of any Entry Date coinciding with or following the completion of six months of Service by completing the enrollment forms prescribed by the Administrator. The Administrator may require that the prescribed forms be filed a reasonable period of time before activation of any Pay reduction specified by the Eligible Employee. In the case of an Eligible Employee who was participating in the Prior Plan on December 31, 1998, the Administrator may modify the forms, if any, required for continued participation in the Plan by taking into account and treating as effective for purposes of the Plan any forms and elections, or portions thereof, filed under the Prior Plan.

ARTICLE 3.     CONTRIBUTIONS.

     3.1. Elective Contribution. Each Participating Employer will contribute to the Trust as an Elective Contribution, for each pay period for which an Active Participant employed by the Participating Employer has a Pay Reduction Agreement in effect, the amount of Pay reduction specified in that Agreement. In general, an Active Participant may specify any Pay reduction

----------
     /1/ The prior restatement was generally effective January 1, 1999, but (i) Sections 6.4 and 8.2 were effective January 1, 1998, (ii) Sections 6.2, 11.2, 11.4, 11.5 and 14.33 were effective as of January 1, 1997, and Section 13.2 was effective as of October 13, 1996.

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percentage from zero to 15% (whole percentages only). However, the Administrator may fix a maximum reduction percentage that is higher or lower than 15%. By specifying a level of Pay reduction in a Pay Reduction Agreement, an Active Participant agrees to a reduction in future Pay in the amount specified. Any Pay Reduction Agreement that specifies a level of Pay reduction in excess of 1% of Pay per pay period must also specify whether the related Additional Elective Contributions will be Match-Eligible Elective Contributions or Other Elective Contributions. If contributions under this Section are made in shares of Common Stock rather than in cash, the number of shares contributed shall be determined by assuming that the contributions were made in cash and applied toward the purchase of Common Stock in accordance with Section 4.3(a).

     3.2. Matching Contributions. For each calendar month each Participating Employer will also contribute Matching Contributions to the Trust for the benefit of each Active Participant who is employed by such Participating Employer during that month, as follows:

               (a) The Participating Employer will contribute 33 1/3 cents in Matching Contributions (or such other amount as the Company may determine) with respect to each dollar of Basic Elective Contributions made for the benefit of the eligible Active Participant for the month.

               (b) For each dollar of Additional Elective Contributions made for the benefit of the eligible Active Participant for the month that is a Match-Eligible Elective Contribution, the Participating Employer will contribute such level or amount of Supplemental Matching Contributions, if any, as the Company determines.

For purposes of this section, an Elective Contribution will be deemed to have been made for a calendar month only if it relates to a pay period that ends with or within such month. If Matching Contributions under this Section are made in shares of Common Stock rather than in cash, the number of shares contributed shall be determined by assuming that the contributions were made in cash and applied toward the purchase of Common Stock in accordance with Section 4.3(a).

     3.3. QNEC Contributions. To the extent, if any, specified by the Administrator for any Plan Year, each Participating Employer will also contribute to the Trust a QNEC Contribution.

     3.4. Rollover Contributions. Any Eligible Employee may make a Rollover Contribution to the Plan upon demonstration to the Administrator that the contribution (i) is eligible for transfer to the Plan pursuant to the rollover provisions of the Code, (ii) contains no after-tax amounts, and (iii) is attributable in its entirety to amounts distributed from a plan qualified under section 401(a) of the Code or from an individual retirement account described in section 408(a) of the Code the entire balance of which was attributable to a distribution from a plan qualified under section 401(a) of the Code.

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     3.5.      Making, Allocating and Posting Contributions.

               (a) Payment to the Trust. Elective Contributions will be paid in cash to the Trust as soon as they can reasonably be segregated from the general assets of the Participating Employer, but in no event later than the 15th business day of the month following the month in which the Pay to which they relate is paid. Matching Contributions or QNEC Contributions will be paid to the Trust at such time(s) as the Administrator determines but not later than the earlier of (i) the time prescribed by law (including extensions) for filing the Participating Employer's federal income tax return for its taxable year in which or with which ends the Plan Year to which the contribution relates and (ii) the last day of the Plan Year following the Plan Year to which the contribution relates. All contributions to the Trust are expressly conditioned upon their deductibility under the Code.

               (b) Allocation. Contributions will be allocated to the Accounts of the Participants to whom they relate as of such date or dates as the Administrator determines but in no event later than the last day of the Plan Year to which the contribution relates. However, contributions (whether or not treated as having been allocated) will be invested and share in any investment earnings or losses only when they have been received by the Trustee and posted to the Account of the Participant as described below.

               (c) Posting. Contributions will be posted to the Accounts of those Participants entitled to share in the contributions, for purposes of sharing in investment earnings and losses thereon, as soon as practicable after receipt by the Trustee.

     3.6. Certain Limits Apply. All contributions to the Plan are subject to the applicable limits set forth in Code sections 401(k), 402(g), 401(m), 404, and 415, as further described elsewhere in the Plan.

     3.7. Return of Contributions. If any contribution by a Participating Employer to the Trust is made by reason of a good faith mistake of fact or is determined to be nondeductible under the Code, the Trustee, upon request by the Administrator, will return to the Participating Employer the excess of the amount contributed over the amount, if any, that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deductible amount. Such excess will be reduced by the losses of the Trust attributable thereto, if and to the extent such losses exceed the gains and income attributable thereto. In no event will the return of a contribution cause any Participant's Accounts to be reduced to less than they would have been had the mistaken or nondeductible amount not been contributed. No return of a contribution will be made more than one year after the mistaken payment or the determination as to nondeductibility, as the case may be.

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ARTICLE 4.     PARTICIPANT ACCOUNTS.

     4.1. Accounts. The Administrator will establish and maintain (or cause the Trustee to establish and maintain) for each Participant such Accounts as are necessary to carry out the purposes of this Plan.

     4.2. Adjustment of Accounts. As of each Valuation Date, each Account will be adjusted to reflect the fair market value of the assets allocated to the Account. In so doing, each Account balance will be increased by all contributions, income and gain allocable to the Account that have not previously been reflected in the Account and decreased by all distributions, expenses and losses allocable to the Account that have not previously been reflected in the Account. Income, expense, gain or loss generated by a particular investment within the Trust will be allocated to an Account participating in such investment in the ratio which the portion of the Account invested therein bears to the entire amount of Trust assets invested therein. Any loan fees or other expenses relating to a specific Account and any commissions or sales charges with respect to an investment in which an Account participates may be charged solely to that Account.

     4.3.      Investment of Accounts.

               (a) Each Match-Eligible Elective Contribution Account and each Matching Contribution Account, including any portions thereof attributable to contributions under the Prior Plan and earnings thereon, will be invested at all times in the Common Stock Fund or, to the extent provided at Article 7 below, in promissory notes of Participants. Match-Eligible Elective Contributions and Matching Contributions made in cash to the Trust shall be applied by the Trustee to purchase Common Stock on or about the beginning of each calendar month. Such Common Stock may be purchased from the Company, provided that with respect to any such purchase no commission shall be charged and the price per share shall not exceed adequate consideration therefor, as determined pursuant to Section 408(e) of ERISA and the regulations promulgated thereunder. Notwithstanding the foregoing:

                    (i) After a Participant attains age 59 1/2, he or she will have the opportunity, once each year and in accordance with procedures established by the Committee, to direct that all or any portion of his or her Match-Eligible Elective Contribution Account and Matching Contribution Account be invested as described in paragraph (b), provided that any amounts directed out of the Common Stock Fund shall not be reinvested therein.

                    (ii) Prior to attainment of age 59 1/2, but on or after the later of January 1, 2002 or attainment of age 50, a Participant will have the opportunity, once each year and in accordance with procedures established by the Committee, to direct that up to fifteen percent (15%) of his or her Match-Eligible Elective Contribution Account and Matching Contribution Account be invested as described in paragraph (b), provided that any amounts directed out of the Common Stock Fund shall not be reinvested therein.

               (b) Each other Account maintained for the benefit of a Participant or Beneficiary will be invested by the Trustee at the direction of the Participant or Beneficiary in one or more of the Funds (other than the Common Stock Fund) that may from time to time be specified by the Administrator (or, to the extent provided at Article 7 below, in promissory notes of Participants). It is intended that the portion of the Plan described in this Section 4.3(b) be qualified under Section 404(c) of ERISA. The Savings Plan Committee will select the menu of Funds to be made available under the Plan for the investment of a Participant's Other Elective Contribution Account, QNEC Contribution Account, Rollover Contribution Account and Transfer Account, may add Funds to or eliminate Funds from that menu at any time, and may prescribe any forms, procedures and rules relating to the direction by Participants and Beneficiaries of investments in the Funds. The Committee is the fiduciary identified to furnish the information to Participants and Beneficiaries described in the ERISA 404(c) regulations but may designate on its behalf another person or entity to provide such information or perform any of the obligations of the Administrator under this Section 4.3. Accounts described in this Section 4.3(b) may not be invested in the Common Stock Fund.

               (c) It is intended that the Plan qualify for the exemption described at Section 407(b)(2)(B)(iv) of ERISA. The Plan is to be construed in a manner consistent with this intent. If at any time, by reason of judicial interpretation, governmental ruling or otherwise, the Plan is determined by the Administrator, in writing, not to comply with such exemption, that portion of the Plan consisting of Match-Eligible Elective Contribution Accounts shall instead be deemed retroactively to have constituted, from and after the earliest date the Plan failed to comply with such exemption, an "employee stock ownership plan" within the meaning of Code section 4975(e)(7), and the provisions of the Plan relating thereto shall be deemed modified accordingly. Without limiting the foregoing, to the extent (and only to the extent) the Plan is deemed an "employee stock ownership plan", the provisions of Appendix B shall apply.

ARTICLE 5.     VESTING OF ACCOUNTS

     5.1. Vesting of Accounts. A Participant will at all times be 100% vested in his or her Match-Eligible Elective Contribution Account, Other Elective Contribution Account (if any), QNEC Contribution Account (if any) and Rollover Contribution Account (if any). A Participant will be 100% vested in the remainder of his or her Accounts upon the earliest to occur of the following (taking into account any special rules applicable to Transfer Accounts, if any):
(i) the Participant completes a five-year period of Service; (ii) the Participant attains age 65 while an Employee; or (iii) the Participant is affected by a termination or partial termination of the Plan. Except as provided in the preceding two sentences, a Participant will have no vested interest in any Accounts maintained under the Plan. Effective for any Participant with Service on or after January 1, 2002, clause (i) of the preceding sentence shall be applied by substituting "three-year period of Service" for "five-year period of Service."

     5.2. Distribution of Less Than Entire Vested Percentage; Other Forfeiture Events.

               (a) If a Participant ceases to be an Employee and receives a Plan distribution of the entire vested portion of his or her Accounts, any remaining (unvested) portion of the Participant's Accounts will be immediately forfeited. If an individual described in the preceding sentence returns to the employ of the Employer before incurring a Substantial Period of Severance, the previously forfeited balance of his or her Accounts, if any, will be restored. Any portion of such restored amounts attributable to Accounts described at Section 4.3(a) will be reinvested in the Common Stock Fund, and any remaining portion of such restored amounts will be reinvested in accordance with Section 4.3(b) above. A Participant will have no vested interest in any previously forfeited amounts that are restored as described in this Section 5.2 prior to the earliest of the events described in the second sentence of Section 5.1. The restoration of Accounts required under this subsection (a) will be funded as the Administrator determines either from amounts forfeited from other Accounts during the same Plan Year or from additional Participating Employer contributions, which the Administrator is hereby authorized to require from each Participating Employer.

               (b) If a Participant ceases to be an Employee prior to full vesting in accordance with Section 5.1 and does not receive a Plan distribution of the entire vested portion of his or her Accounts, the undistributed portion of the Participant's Accounts will remain allocated until the Participant incurs a Substantial Period of Severance, at which time such portion, to the extent unvested, will be irrevocably forfeited.

               (c) Amounts forfeited under this Section 5.2 and not applied to restore the Accounts of reemployed Participants as described at subsection
     (a) above will be applied to reduce the contributions that would otherwise have been made by the Participating Employers for the Plan Year or to pay expenses of the Plan or Trust pursuant to Section 9.7, as the Administrator determines.

     5.3. Changes in Vesting Schedule. If the Plan is amended in any way that directly or indirectly affects the computation of a Participant's vested interest in his or her Accounts, each Participant who has completed 3 years of Service may elect, within the period described below, to have his or her vested interest determined without regard to the amendment or change. The period referred to in the preceding sentence begins on the date the amendment of the vesting schedule is adopted and ends 60 days thereafter, or, if later, 60 days after the later of the date on which the amendment becomes effective and the date on which the Administrator issues the Participant written notice of the amendment.

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ARTICLE 6.     WITHDRAWALS PRIOR TO SEVERANCE FROM EMPLOYMENT.

     6.1.      Hardship Withdrawals.

               (a) A Participant may apply to the Administrator for a hardship withdrawal to pay for any of the following: expenses for medical care described in Code section 213(d) previously incurred by the Participant, his or her spouse or any of his or her dependents (as defined in Code section 152) or necessary for these persons to obtain such medical care; costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments); the payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, his or her spouse, children or dependents (as defined in Code section 152); or payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage on that principal residence. The Administrator will authorize a hardship withdrawal only upon presentation by the Participant of written evidence satisfactory to the Administrator demonstrating the existence of one of the financial need categories described above and the amount of the financial need, and including such other information as the Administrator may require. No hardship withdrawal is permitted unless the Administrator also determines that the Participant has first obtained all loans and non-hardship withdrawals then available to the Participant under the Plan and all other plans maintained by the Employer.

               (b) As soon as practicable after the Administrator makes the necessary determinations under subsection (a) above, the Administrator will direct the Trustee to pay to the Participant the lesser of (i) the amount of the demonstrated need (including any federal, state or local income taxes and penalties that might reasonably be expected to be due with respect to the withdrawal), and (ii) the maximum amount available for withdrawal. The maximum amount available for a hardship withdrawal is the sum of the following determined without regard to any portion of an Account consisting of the Participant's promissory note: (A) the balance of the Participant's Rollover Contribution Account, if any, plus (B) the vested portion, if any, of the balance of the Participant's Matching Contribution Account, plus (C) that portion of the balance of the Participant's Other Elective Contribution Account, if any, which consists of Other Elective Contributions but not including any earnings with respect to such contributions, plus (D) that portion of the balance of the Participant's Match-Eligible Elective Contribution Account which consists of Match-Eligible Elective Contributions or elective contributions under the Prior Plan but not including any earnings with respect to such contributions. Hardship withdrawals will be drawn from, and applied as a reduction to, the Accounts described in the immediately preceding sentence in the order indicated, such that no reduction will be made in the withdrawing Participant's Matching Contribution Account until the full amount of his or her Rollover Contribution Account, if any, has been withdrawn, no reduction will be made in the withdrawing Participant's

     Other Elective Contribution Account until the full amount of his or her Rollover Contribution Account and the vested portion of his or her Matching Contribution Account have been withdrawn, and so forth.

               (c) If a Participant receives a hardship withdrawal that includes an amount described at clause (C) or clause (D) of subsection (b) above, then any Pay reduction and other deferrals of compensation or similar contributions with respect to the Participant under the Plan or any other qualified or nonqualified plan of deferred compensation maintained by the Employer, including stock option or stock purchase programs, will be suspended for the 12-month period immediately following the date of the hardship distribution. For the Plan Year following the withdrawal, the amount of Elective Contributions made for the benefit of the Participant, together with any elective deferrals made on his or her behalf under any other plan maintained by the Employer, will be limited to the excess of the then applicable limit under Code section 402(g) over the amount of such contributions made on behalf of the Participant for the Plan Year of the withdrawal.

     6.2. Required Distributions After Age 70 1/2. In the case of a Participant who is a "five percent owner" of the Employer (as defined at Code section 416) and who remains an Employee after attaining age 70 1/2, the Administrator will instruct the Trustee to make distributions to the Participant of his or her Accounts not later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. In the case of a Participant not described in the preceding sentence who remains an Employee after attaining age 70 1/2, distribution shall be made not later than April 1 of the calendar year following the calendar year in which the Participant retires.

     6.3. Withdrawals After Age 59 1/2. A Participant who has attained age 59 1/2 may make a withdrawal from his or her Accounts once per Plan Year upon such notice as the Administrator may prescribe. Any such withdrawal shall be in the amount specified by the Participant, up to the Participant's vested interest in his or her Accounts determined as soon as practicable following the Administrator's receipt of notice of the withdrawal. Payment to the Participant shall be made on or as soon as practicable after the Valuation Date constituting such determination date and shall be in shares of Common Stock with respect to distributions from the Common Stock Fund (with cash in lieu of fractional shares) and in cash with respect to distributions from the other Funds.

     6.4. Restrictions on Certain Withdrawals. In the case of a Participant whose vested Accounts have a value in excess of $5,000 (or such higher amount as may be permitted under Code section 411(a)(11)) and who has not yet attained age 65, no withdrawal may be made by the Participant unless, between the 30th and 90th day prior to the date distribution is to be made, the Administrator notifies the Participant that he or she may defer distribution until age 65 (such notification to include such additional information as may be required by regulations) and the Participant thereafter consents to the distribution in writing. Notwithstanding the foregoing, distribution may commence fewer than 30 days after provision of the required notice if the

Participant elects an earlier commencement after having been clearly informed of the right to have a full 30 days to review the notice. For purposes of this Section, a Participant's vested Accounts will be considered to have a value in excess of $5,000 (or such higher amount as may be permitted under Code section 411(a)(11)) if the value of the Participant's vested Accounts exceeds or exceeded the applicable limitation under Code section 411(a)(11) at the time of the distribution in question or at the time of any prior Plan distribution to (or withdrawal by) the Participant.

     6.5. Distributions Required by a QDRO. To the extent required by a QDRO, the Administrator will direct the Trustee to make distributions from a Participant's vested Accounts to the alternate payee(s) named in the QDRO, regardless of whether the Participant is otherwise entitled to a distribution at such time under the Plan.

ARTICLE 7.     LOANS TO PARTICIPANTS.

     7.1. In General. Upon the written request of an Eligible Borrower on a form acceptable to the Administrator and subject to the conditions of this Article, the Administrator will direct the Trustee to make a loan from the Trust to the Eligible Borrower.

     7.2. Rules and Procedures. The Administrator will promulgate such rules and procedures, not inconsistent with the express provisions of this Article, as it deems necessary to carry out the purposes of this Article. All such rules and procedures will be deemed a part of the Plan for purposes of the Department of Labor regulation section 2550.408b-1(d). Loans will not be made available to Eligible Borrowers who are HCEs in an amount (determined under Department of Labor regulation section 2550.408b-1(c)) greater than the amount made available to other Eligible Borrowers.

     7.3. Maximum Amount of Loan. No loan will be made to an Eligible Borrower to the extent it would result in taxable income to the Eligible Borrower by reason of exceeding the dollar limits described at Code section 72(p)(2)(A)(i) or (ii). No loan may exceed in amount 50% of the Eligible Borrower's vested interest in his or her Accounts, determined as of the Valuation Date immediately preceding the date of the loan.

     7.4. Minimum Amount of Loan; Fees. The Administrator may establish a minimum loan amount, not to exceed $1,000, and an administrative fee for initiating a loan.

     7.5. Note; Security Interest. Each loan will be evidenced by a note signed by the Eligible Borrower and will be secured by 50% of the Eligible Borrower's vested interest in his or her Accounts, including in such security the note evidencing the loan. The loan will bear interest at a reasonable annual percentage interest rate determined by the Administrator.

     7.6. Repayment. Each loan made to an Eligible Borrower who is receiving regular payments of compensation from a Participating Employer will be repayable by payroll deduction. Loans made to other Eligible Borrowers (and, in all events, where payroll deduction is no longer practicable) will be repayable in such manner as the Administrator determines. The documents evidencing a loan will provide for substantially level amortization with payments not less frequently than quarterly over a specified term determined by the Administrator, but not to exceed five years. However, loan repayments will be subject to suspension to the extent permitted under Code section 414(u)(4).

     7.7. Repayment Upon Distribution. If, at the time benefits are to be distributed to an Eligible Borrower with respect to a severance from employment, there remains any unpaid balance of a Plan loan to the Eligible Borrower, the unpaid balance will, to the maximum extent consistent with Department of Labor regulations, become immediately due and payable in full. Such unpaid balance, together with any accrued but unpaid interest on the loan, will be deducted from the Eligible Borrower's Accounts, subject to the default provisions below, before any distribution of benefits is made. Except as may be required in order to comply (in a manner consistent with continued qualification of the Plan under Code section 401(a)) with Department of Labor regulations, no loan will be made or remain outstanding with respect to a Participant under this Article after the time distributions to the Participant with respect to a severance from employment are to be paid.

     7.8. Default. In the event of a default in making any payment of principal or interest when due under the note evidencing any loan under this Article, if the default continues for more than 14 days after written notice of the default by the Administrator or Trustee (or such longer time as the Administrator may allow), the unpaid principal balance of the note will immediately become due and payable in full. The unpaid principal, together with any accrued but unpaid interest, shall thereupon be deducted from the Eligible Borrower's Accounts, subject to the further provisions of this Section. The amount so deducted will be treated as distributed to the Eligible Borrower and applied by the Eligible Borrower as a payment of the unpaid interest and principal (in that order) under the note evidencing such loan. In no event will the Eligible Borrower's Accounts be applied to satisfy the Eligible Borrower's repayment obligation, whether or not he or she is in default, unless the amount so applied otherwise could be distributed in accordance with the Plan.

     7.9. Note as Trust Asset. The note evidencing a loan to an Eligible Borrower under this Article will be an asset of the Trust which is allocated to the Account of the Eligible Borrower and for purposes of the Plan will be deemed to have a value at any given time equal to the unpaid principal balance of the note plus accrued but unpaid interest.

     7.10. Nondiscrimination. Loans will be made available under this Article to all Eligible Borrowers on a reasonably equivalent basis, except that the Administrator may make reasonable distinctions based on creditworthiness.

     7.11. Affected Investments. The funds necessary to make a loan to an Eligible Borrower will be obtained by liquidating assets of the Eligible Borrower's vested Accounts in the order established by the Administrator and subject to such limitations as the Administrator may prescribe. The posting of loan payments will be made to the Accounts from which the loan was funded, in proportion to the amount of the loan drawn from each such Account. Loan repayments will be invested in the Common Stock Fund and the other Funds from which the loan was funded in proportion to the amount of the loan drawn from each such investment source, subject, as necessary, to any additional rules or procedures established by the Administrator.

ARTICLE 8.     BENEFITS UPON DEATH OR SEVERANCE FROM EMPLOYMENT

     8.1. Severance From Employment for Reasons Other Than Death. Following a Participant's separation from the service of the Employer for any reason other than death, the Participant will receive the vested portion of his or her Accounts in a single sum. That portion of the distribution withdrawn from the Common Stock Fund will be made in shares of Common Stock (with cash in lieu of fractional shares), and the remaining portion of the distribution will be made in cash. The amount of each distribution will be determined as of the Valuation Date that immediately precedes or coincides with the date distribution is to be made, as described below.

     8.2. Time of Distributions. Distribution with respect to a Participant's severance from employment normally will be made as soon as practicable after such separation. In the case of a Participant whose vested interest in his or her Accounts has a value in excess of $5,000 (or such higher amount as may be permitted under Code section 411(a)(11)) and who has not yet attained age 65, however, distribution may not be made under this Section unless the notice and consent requirements described at Section 6.4 above have first been satisfied. Unless the Participant elects otherwise, distribution will be made in all events no later than the 60th day after the close of the Plan Year in which occurs the later of the Participant's severance from employment, the tenth anniversary of the year in which the Participant commenced participation in the Plan, or the Participant's attainment of age 65.

     8.3. Distributions After a Participant's Death. If a Participant dies prior to his or her severance from employment with the Employer, the Participant's Beneficiary will receive the full amount of the Participant's Accounts (less any outstanding indebtedness owed by the Participant to the Plan, which shall be treated as having been distributed to the Participant's estate) in cash in a single sum as soon as practicable following the Participant's death but not later than December 31 of the calendar year following the year of the Participant's death, except that any portion of the distribution withdrawn from the Common Stock Fund will be distributed in shares of Common Stock (with cash in lieu of fractional shares). If a Participant dies after severance from employment but before the complete distribution of his or her vested Accounts has been made, the Participant's Beneficiary will receive the remaining vested portion of the Participant's Accounts (less any outstanding indebtedness owed by the Participant to the Plan, which shall be treated as having been distributed to the Participant's estate) in cash in a single sum, except that any portion of the distribution withdrawn from the Common Stock Fund will be distributed in shares of Common Stock (with cash in lieu of fractional shares), as soon as practicable following the Participant's death but not later than December 31 of the calendar year following the year of the Participant's death. Any distribution to a Beneficiary under this Section will be determined as of the Valuation Date immediately preceding or coinciding with the date distribution is to be made.

     8.4. Designation of Beneficiary. Except as otherwise provided in this Section, a Participant's Beneficiary is the person or persons, if any, designated in writing by the Participant in accordance with such procedures as the Administrator may determine. The Administrator may decline to recognize any beneficiary designation received (e.g., by mail or from the decedent's attorney) after the Participant's death. In the absence of an effective written Beneficiary designation, a Participant's Beneficiary will be deemed to be his or her surviving spouse, if any, or if none, the Participant's estate. A nonspouse beneficiary designation by a Participant who is married at the time of his or her death will not be effective unless, (a) prior to the Participant's death, the Participant's surviving spouse consented to and acknowledged the effect of the Participant's designation of a specific non-spouse Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries) on a written form approved by the Administrator; or (b) it is established to the satisfaction of the Administrator that spousal consent may not be obtained because there is no spouse, because the spouse has died (evidenced by a certificate of death) because the spouse cannot be located (based on information supplied by a government agency or independent investigator), or because of such other circumstances as the Secretary of the Treasury may prescribe. If a spouse is legally incompetent to give consent, the spouse's legal guardian, even if the guardian is the Participant, may give consent on behalf of the spouse. Any consent and acknowledgment by (or on behalf of) a spouse, or the establishment that the consent and acknowledgment cannot be obtained, will be effective only with respect to such spouse, but will be irrevocable once made.

     8.5. Direct Rollovers of Eligible Distributions. Notwithstanding any provision of the Plan to the contrary that may otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid in a direct rollover, including shares of Common Stock, to an eligible retirement plan specified by the distributee. For purposes of this Section, the following terms have the following meanings:

               (a) An "eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life expectancy of the distributee or the distributee and his or her designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code section 401(a)(9); amounts distributed pursuant to Section 6.1 on account of hardship (provided, that prior to January 1, 2002 the only such hardship-distribution amounts not eligible for rollover shall be those that are attributable to Elective Contributions); and, except in the case of a distribution on or after January 1, 2002, the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

               (b) For distributions prior to January 1, 2002, the term "eligible retirement plan" means: (i) with respect to a distributee other than the Participant's surviving spouse, an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), and (ii) with respect to a distributee who is a Participant's surviving spouse, an individual retirement account or an individual retirement annuity. For distributions on or after January 1, 2002, the term "eligible retirement plan" means (in the case of any distributee, including the Participant's surviving spouse) any plan or arrangement described in clause (i) as well as an annuity contract described in Code section 403(b) and an eligible deferred compensation plan described in Code section 457(b) which is maintained by an eligible employer described in Code section 457(e)(1)(A).

               (c) a "distributee" includes an employee or former employee, the surviving spouse of a deceased employee or former employee, and the spouse or former spouse (who is an alternate payee under a QDRO) of an employee or former employee.

               (d) a "direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.

ARTICLE 9.     ADMINISTRATION.

     9.1. In General. The named fiduciary charged with administering the Plan and selecting the menu of Funds for Participant- or Beneficiary-directed investments under the Plan is the Savings Plan Committee (the "Committee"). The Committee may delegate any or all of its duties to one or more other persons, who may be (but need not be) Employees. The term "Administrator" as used in the Plan refers to the Committee (including any member or members thereof acting on behalf of the Committee as described at Section 9.2 below) together with such other duly authorized person or persons.

     9.2. Savings Plan Committee. The Committee will consist of individuals selected by the Board. All determinations required to be made by the Committee as a whole will be made by a vote of a majority of its eligible members voting at a meeting of the Committee at which a majority of its eligible members are present and voting, or by a written consent signed by a majority of the Committee's eligible members; but if the number of individuals comprising the eligible members of the Committee is fewer than three, any vote or consent taken by the Committee's eligible members must be unanimous. Notwithstanding the foregoing, the Committee may authorize one of its eligible members to act on behalf of the Committee, with such delegation of powers as the Committee may determine. References herein to the Committee include references to any such member or members acting on its behalf. Each member of the Committee will be deemed an eligible member as to all matters other than those that pertain uniquely to himself or herself. The Committee may establish such additional rules and procedures for its deliberations and operations as it deems advisable.

     All members of the Committee will serve without pay for the performance of their duties hereunder. Any member of the Committee may resign at any time by the delivery of his or her written resignation to the Committee, such resignation to be effective on delivery or at any later date specified by the resigning Committee member. The Board may remove a Committee member at any time and for any reason. If at any time there is a vacancy in the membership of the Committee, the remaining Committee members will continue to act until the vacancy is filled by the Board.

     9.3. Powers of the Administrator. The Administrator will have full discretionary power to administer the Plan in all of its details, subject, however, to the requirements of ERISA. For this purpose the Administrator's discretionary power will include, but will not be limited to, the following authority: to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan; to interpret the Plan; to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; to compute the amount of benefits which will be payable to any Participant or other person in accordance with the provisions of the Plan and to determine the person or persons to whom such benefits will be paid; to authorize the payment of benefits; to authorize the payment of reasonable expenses of administering the Plan in accordance with Section 9.7; to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code and applicable regulations, or under other federal, state or local law and regulations; to appoint such agents, counsel, accountants, consultants and Actuaries as may be required to assist in administering the Plan; and to allocate and delegate its fiduciary responsibilities under the Plan, any such allocation or designation to be by written instrument and in accordance with Section 405 of ERISA.

     9.4. Effect of interpretation or determination. The Administrator's determinations and interpretations under the Plan will be final and conclusive on all persons in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously.

     9.5. Examination of records. The Administrator will make available to each Participant such of its records as pertain to him or her, for examination at reasonable times during normal business hours.

     9.6. Reliance on tables, etc. In administering the Plan, the Administrator will be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by an actuary, accountant, trustee, counsel or other expert who is employed or engaged by the Administrator or the Company.

     9.7. Expenses of Plan. The Administrator may direct the Trustee to pay from the Trust any or all reasonable expenses of administering the Plan or Trust. The Administrator will determine what constitutes a reasonable expense of administering the Plan or Trust and whether such expenses shall be paid from the Trust. Any such expenses not paid out of the Trust will be paid by the Participating Employers in such proportions as the Administrator determines.

     9.8. Withholding of tax. Any distribution under the Plan will be subject to such tax and other withholdings as may be required by the Code and applicable regulations.

     9.9. Indemnification of Administrator. Each Participating Employer agrees to indemnify and to defend to the fullest extent permitted by law any member of the Committee and any employee or trustee of an Affiliated Employer who assists the Committee in administering the Plan, including any such person who formerly served as a member of the Committee or assisted the Committee in administering the Plan, against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

     9.10. Claims and review procedures. The Administrator shall establish reasonable procedures for processing benefit claims and appeals from denials of such claims, in accordance with Section 503 of ERISA and the regulations thereunder.

ARTICLE 10.    AMENDMENT AND TERMINATION.

     10.1. Amendment. The Company reserves the power at any time or times to amend the provisions of the Plan and Trust to any extent and in any manner that it may deem advisable by a written instrument signed by an officer of the Company. However, no amendment will (a) cause or permit any part of the assets of the Trust to be diverted to purposes other than for the exclusive benefit of each Participant and his or her Beneficiary (except as permitted by the Plan with respect to QDROs or the return of contributions upon a determination of nondeductibility or mistake of fact, or to pay the reasonable expenses of the Plan or Trust), unless the amendment is required or permitted by law, governmental regulation or ruling; or to (b) reduce the accrued benefit of any Participant in violation of Code section 411(d)(6), except as otherwise permitted or required by law. If the vesting schedule of the Plan is amended, each Participant's nonforfeitable percentage determined as of the later of the date the amendment is adopted or the date it becomes effective will not be less than the percentage determined without regard to such amendment.

     10.2. Termination. The Company has established the Plan and authorized the establishment of the Trust with the bona fide intention and expectation that contributions will be continued indefinitely, but the Company reserves the absolute right to discontinue contributions under the Plan or terminate the Plan at any time by written notice delivered to the Trustee, without liability whatsoever for any such discontinuance or termination.

     10.3. Distributions upon Termination of the Plan. As soon as practicable following complete termination of the Plan by the Company, the Trustee will distribute in a single sum to each Participant or other person entitled to distribution the value of the Participant's Accounts, subject, however, to the limitations of Code section 401(k)(10). The amount of the distribution will be determined as of the Valuation Date immediately preceding or coinciding with the date distribution is to be made. If the limitations of Code section 401(k)(10) preclude a distribution at time of termination, the Administrator will take appropriate steps to preserve the Accounts within a tax-qualified plan pending final distribution.

     10.4. Merger or Consolidation of Plan; Transfer of Plan Assets. In case of any merger or consolidation of the Plan with, or transfer of assets and liabilities of the Plan to, any other plan, provision must be made so that each Participant would, if the Plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

ARTICLE 11.    LIMITS ON CONTRIBUTIONS.

     11.1. Code section 404 Limits. The sum of the Plan contributions made by each Participating Employer will not exceed the maximum amount deductible by the Participating Employer under the applicable provisions of the Code.

     11.2. Code section 415 Limits. Code section 415 is hereby incorporated by reference into the Plan. The aggregate of all Elective Contributions, Matching Contributions and QNECs made for the benefit of a Participant under the Plan, after taking into account annual additions (for the same Plan Year) with respect to the Participant under other plans of the Employer, may not exceed the limitations of Code section 415 (i.e., for limitation years commencing prior to January 1, 2002, the lesser of $30,000, as adjusted pursuant to Code section 415(d), or 25% of compensation; and for limitation years commencing on or after January 1, 2002, the lesser of $40,000, as adjusted pursuant to Code section 415(d), or 100% of compensation). For purposes of applying these limitations, the compensation taken into account for any Participant will be his or her compensation as defined in Treasury Regulations section 1.415-2(d)(2) and
(3), but including elective deferrals as defined in Code section 402(g)(3), amounts not includible in gross income by reason of Code section 125, and, for limitation years commencing on or after January 1, 2001, amounts not includible in gross income by reason of Code section 132(f)(4). Although it is intended that compliance with the limitations of this Section be achieved, to the extent practicable, by limiting annual additions and benefits under other defined contribution plans and defined benefit plans, respectively, of the Employer before reducing annual additions under the Plan, in order to satisfy the limitations of this Section the Administrator has complete discretion to adjust contributions under the Plan prospectively or to adjust Accounts retroactively in accordance with Treasury Regulations section 1.415-6(b)(6)(iv) by distributing elective deferrals (within the meaning of Code section 402(g)(3)) and distributing gains attributable to those elective deferrals to the extent that the distribution would reduce the excess amounts in the Participant's Accounts.

     11.3. Code section 402(g) Limits. The maximum amount of Elective Contributions made on behalf of any Participant for any Plan Year, when added to the amount of elective deferrals (as defined in Code section 402(g)(3)) under all other plans, contracts and arrangements of the Employer with respect to the Participant for the same year), shall not exceed the maximum applicable limit in effect for the year under Treasury Regulations section 1.402(g)-1(d); provided, that for calendar years commencing on or after January 1, 2002, the limit shall be the amount described in section 402(g)(1)(B) of the Code, subject to adjustment pursuant to section 402(g)(4). A Participant will be considered to have had "excess deferrals" for a Plan Year to the extent that the Participant's elective deferrals (as so defined) for the year exceed the applicable limit. In the event that an amount is included in a Participant's gross income for a taxable year as a result of an excess deferral and the Participant notifies the Administrator on or before March 1 of the following year that all or a specified part of an Elective Contribution made for his or her benefit represents an excess deferral, the Administrator will make every reasonable effort to cause the excess deferral, adjusted for allocable income, to be distributed to the Participant no later than the April 15 following the calendar year in which such excess deferral was made. The income allocable to excess deferrals is equal to the allocable gain or loss for the taxable year of the individual, as determined by the Administrator, but not the allocable gain or loss for the period between the end of the taxable year and the date of distribution. No distribution of an excess deferral will be made during the taxable year of a Participant in which the excess deferral was made unless the correcting distribution is made after the date on which the Plan received the excess deferral and both the Participant and the Plan designates the distribution as a distribution of an excess deferral. The amount of any excess deferrals that may be distributed to a Participant for a taxable year will be reduced by the amount of Elective Contributions that were excess contributions (as defined under Code section 401(k)(3)) and that were previously distributed to the Participant to comply with the limitations of Section 11.4.

     11.4. Code section 401(k)(3) Limits. Elective Contributions made under the Plan are subject to the limits of Code section 401(k)(3), which are incorporated herein by reference. Those limits will be deemed satisfied if, for any Plan Year, the "actual deferral percentage" (as that term is defined in Code section 401(k)(3)(B) and the Treasury Regulations thereunder) (the "ADP") for the group of all HCEs who are eligible to participate in Elective Contributions satisfies the requirements of Code section 401(k)(3)(A)(ii) when measured against the ADP for the prior Plan Year for the group of all NHCEs who were eligible to participate in Elective Contributions during such Year. The Administrator may limit (in such manner as it determines) the Elective Contributions to be made for the benefit of one or more HCEs so that the requirements of the immediately preceding sentence are satisfied, but if as of the end of a Plan Year such requirements are determined not to have been satisfied, the Administrator will provide for one or a combination of the following remedial steps:

               (a) The Administrator may direct the Trustee to refund excess contributions, as defined in Code section 401(k)(8)(B) and the Treasury Regulations thereunder, together with any allocable income, to those HCEs who are entitled to the refund under Code section 401(k)(8)(C) and the Treasury Regulations thereunder, provided such refund is accomplished not later than by December 31 of the Plan Year following the Plan Year with respect to which such excess contributions arose. In determining the amount of excess contributions under Code section 401(k)(8)(B), the maximum amount of such contributions permitted under the Plan shall be determined by reducing the contributions made on behalf of HCEs in the order of their deferral percentages starting with the highest deferral percentage until the limits of Code section 401(k)(3) are satisfied (i.e., leveling by deferral percentages). In determining who is entitled to a refund under Code section 401(k)(8)(C), the excess determined pursuant to the immediately preceding sentence shall be distributed to the HCEs on the basis of the amounts of the contributions on behalf of such HCEs (i.e., leveling by amount of contributions). The income allocable to excess contributions is equal to the allocable gain or loss for the Plan Year (as determined by the Administrator) but does not include the allocable gain or loss for the period between the end of the Plan Year and the date of distribution. The amount of excess contributions distributed with respect to an HCE for a Plan Year will be reduced by the amount of excess deferrals previously distributed to the HCE for the same year under Section 11.3 above. If Matching Contributions have been made with respect to Elective Contributions that are refunded under this subsection (a), the Matching Contributions will be distributed to the Participant at the same time as the related Elective Contributions.

               (b) The Administrator may instruct the Participating Employers to make a QNEC Contribution for the Plan Year for the benefit of those NHCEs who are designated by the Administrator.

All references herein to Treasury Regulations will be deemed to include related supplemental guidance issued by the Internal Revenue Service.

     11.5. Code section 401(m) Limits. Matching Contributions made under the Plan are subject to the limits of Code section 401(m)(2), which are incorporated herein by reference. Those limits will be deemed satisfied if, for any Plan Year, the "contribution percentage" (as that term is defined in Code section 401(m)(3) and the Treasury Regulations thereunder) (the "Contribution Percentage") for the group of all HCEs who are eligible for Matching Contributions satisfies the requirements of Code section 401(m)(2)(A) and the Treasury Regulations thereunder (and, for Plan Years commencing prior to January 1, 2002, the "multiple use" limits set forth in Treasury Regulations section 1.401(m)-2) when measured against the Contribution Percentage for the prior Plan Year for the group of all NHCEs who were eligible for Matching Contributions during such Year. The Administrator may limit (in such manner as it determines) the Matching Contributions to be made for the benefit of one or more HCEs so that the requirements of the immediately preceding sentence are satisfied, but if as of the end of a Plan Year such requirements are determined not to have been satisfied, the Administrator will direct the Trustee to refund excess aggregate contributions, as defined in Code section 401(m)(6)(B) and the Treasury Regulations thereunder, together with any allocable income, to those HCEs who are entitled to the refund under Code section 401(m)(6)(C) and the Treasury Regulations thereunder, provided such refund is accomplished not later than by December 31 of the Plan Year following the Plan Year with respect to which such excess contributions arose. In determining the amount of excess contributions under Code section 401(m)(6)(B), the maximum amount of Matching Contributions permitted under the Plan shall be determined by reducing the Matching Contributions made on behalf of HCEs in the order of their contribution percentages starting with the highest contribution percentage until the limits of Code section 401(m)(2) are satisfied (i.e., leveling by contribution percentages). In determining who is entitled to a refund under Code section 401(m)(6)(C), the excess determined pursuant to the immediately preceding sentence shall be distributed to the HCEs on the basis of the amounts of the Matching Contributions on behalf of such HCEs (i.e., leveling by amount of contributions). The income allocable to excess aggregate contributions is equal to the allocable gain or loss for the Plan Year (as determined by the Administrator) but does not include the allocable gain or loss for the period between the end of the Plan Year and the date of distribution. The amount of excess contributions distributed with respect to an HCE for a Plan Year will be reduced by the amount of excess deferrals previously distributed to the HCE for the same year under Section 11.3 above. All references herein to Treasury Regulations will be deemed to include related supplemental guidance issued by the Internal Revenue Service.

ARTICLE 12.    SPECIAL TOP-HEAVY PROVISIONS.

     12.1. Provisions to apply. The provisions of this Article will apply for any top-heavy Plan Year notwithstanding anything to the contrary in the Plan. This Article is intended to comply with Code section 416 and the Treasury Regulations thereunder, which are incorporated by reference.

     12.2. Minimum Contribution. For any Plan Year which is a top-heavy plan year, the Participating Employers will contribute to the Trust a minimum contribution on behalf of each Eligible Employee who is not a key employee, who has not separated from service with the Employer by the end of the Plan Year, and who has satisfied the age and Service requirements for participation under
Article 3 (regardless of whether or not the Participant has elected to have

Elective Contributions made for his or her benefit for the Year). The minimum contribution will equal 3% of the Participant's compensation except as hereinafter provided. If the largest Plan contribution for the benefit of each key employee for the Plan Year, taking into account all contributions other than Rollover Contributions, is less than 3% of compensation, the highest such percentage will be used in lieu of 3%. Also, no minimum contribution will be required with respect to an individual who is also covered by another top-heavy defined contribution plan of an Affiliated Employer which meets the vesting requirements of Code section 416(b) and under which the Participant receives the top-heavy minimum contribution. If an individual entitled to a top-heavy contribution under this Section is also covered by a top-heavy defined benefit plan of an Affiliated Employer, "5%" will be substituted for "3%" above in determining the minimum contribution. If contributions are required under this Section, the Administrator will establish (or cause the Trustee to establish) a special Account to which such contributions will be allocated.

     12.3. Special Vesting Schedule. Each Employee who is an Eligible Employee described in the first sentence of Section 12.2 above at any time during a top-heavy plan year will be vested in not less than the percentage of each of his or her Accounts as set forth in the following vesting schedule (or the Plan's general vesting schedule, if faster), based on the Participant's years of Service:

                  Years of Service      Vested Percentage
                  ------------------    -----------------
                  fewer than 2          0%
                  2 but fewer than 3    20%
                  3 but fewer than 4    40%
                  4 but fewer than 5    60%
                  5 but fewer than 6    80%
                  6 or more             100%

Further, no decrease in a Participant's nonforfeitable percentage may occur in the event the Plan's status as top-heavy changes for any Plan Year. If the vesting schedule under the Plan shifts in or out of the above schedule for any Plan Year because of the Plan's top-heavy status, the shift shall be considered to be an amendment to the vesting schedule for all purposes of the Plan.

     12.4. Definitions. For purposes of these top-heavy provisions, the following terms have the following meanings:

               (a) "key employee" means a key employee described in Code section 416(i)(l), and "non-key employee" means any employee who is not a key employee (including employees who are former key employees);

               (b) "top-heavy plan year" means a Plan Year if any of the following conditions exist: (i) the top-heavy ratio for the Plan exceeds 60 percent and the Plan is not part of any required aggregation group or permissive aggregation group of plans;
     (ii) this Plan is a part of a required aggregation group of plans but not part of a permissive aggregation group and the top-heavy ratio for the group of plans exceeds 60 percent; or (iii) the Plan is part of a required aggregation group and part of a permissive aggregation group of plans and the top-heavy ratio for the permissive aggregation group exceeds 60 percent.

               (c) "top-heavy ratio": (i) if the employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the employer has not maintained any defined benefit plan which during the 5-year period ending on the determination date(s) has or has had accrued benefits, the top-heavy ratio for the Plan alone or for the required or permissive aggregation group as appropriate is a fraction, the numerator of which is the sum of the account balances of all key employees on the determination date(s) (including any part of any account balance distributed in the 5-year period ending on the determination date(s), but disregarding rollover contributions and similar transfers and the earnings thereon), and the denominator of which is the sum of all account balances (including any part of an account balance distributed in the 5-year period ending on the determination date(s), but disregarding rollover contributions and similar transfers and the earnings thereon), both computed in accordance with Code section 416. Both the numerator and the denominator of the top-heavy ratio are increased to reflect any contribution not actually made as of the determination date, but which is required to be taken into account on that date under Code section 416. (ii) If the employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the employer maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the determination date(s) has or has had any accrued benefits, the top-heavy ratio for any required or permissive aggregation group as appropriate is a fraction, the numerator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all key employees, determined in accordance with (i) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all key employees as of the determination date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all participants, determined in accordance with (i) above, and the present value of all accrued benefits under the defined benefit plan or plans for all participants as of the determination date(s), all determined in accordance with Code section 416. The accrued benefits under a defined benefit plan in both the numerator and denominator of the top-heavy ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the determination date. For purposes of (i) and (ii) above the value of account balances and the present value of accrued benefits will be determined as of the most recent valuation date that falls within or ends with the 12-month period ending on the determination date, except as provided in Code section 416 for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a participant who is not a key employee but who was a key employee in a prior year, or who has not been credited with at least one hour of service with any employer maintaining the plan at any time during the 5-year period ending on the determination date, will be disregarded. The calculation of the top-heavy ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Code section 416. Deductible employee contributions will not be taken into account for purposes of computing the top-heavy ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the determination dates that fall within the same calendar year. The accrued benefit of a participant other than a key employee shall be determined under the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the employer, or if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code section 411(b)(1)(C). For Plan Years commencing on or after January 1, 2002, the provisions of this subsection (c) shall be applied by replacing the words "5-year period" with "1-year period" except for in-service distributions and distributions upon termination of a plan.

               (d) The "permissive aggregation group" is the required aggregation group of plans plus any other plan or plan of the employer which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Code sections 401(a)(4) and 410.

               (e) The "required aggregation group" is (i) each qualified plan of the Employer in which at least one key employee participates or participated at any time during the determination period (regardless of whether the plan has terminated), and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Code sections 401(a)(4) and 410(b).

               (f) For purposes of computing the top-heavy ratio, the valuation date will be the last day of the applicable plan year.

               (g) The term "determination date" means, with respect to the initial plan year of a plan, the last day of such plan year and, with respect to any other plan year of a plan, the last day of the preceding plan year of such plan. The term "applicable determination date" means, with respect to the Plan, the determination date for the Plan Year of reference and, with respect to any other plan, the determination date for any plan year of such plan which falls within the same calendar year as the applicable determination date of the Plan.

               (h) The term "compensation" has the same meaning as under Code section 415.

ARTICLE 13.    MISCELLANEOUS.

     13.1. Exclusive Benefit Rule. No part of the corpus or income of the Trust forming part of the Plan will be used for or diverted to purposes other than for the exclusive benefit of each

Participant and Beneficiary. The preceding sentence will not be construed to limit payments under a QDRO, payments by the Plan of reasonable expenses of administering the Plan or Trust, the return of contributions upon a determination of nondeductibility or mistake of fact, or a legal assignment (for example, pursuant to Code section 401(a)(13(C)).

     13.2. Uniformed Services Employment and Reemployment Rights Act of 1994. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Internal Revenue Code. Loan repayments will be suspended under the Plan as permitted under Code section 414(u)(4).

     13.3. Limitation of Rights. Neither the establishment of the Plan or the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against any Participating Employer or any person serving as Administrator (including, without limitation, any member of the Savings Plan Committee) or as Trustee, and in no event will the terms of employment or service of any Employee be modified or in any way be affected hereby. It is a condition of the Plan, and each Participant expressly agrees by his or her participation herein, that each Participant will look solely to the assets held in the Trust for the payment of any benefit to which he or she may be entitled under the Plan.

     13.4. Nonalienability of Benefits. The benefits provided hereunder will not be subject to the voluntary or involuntary alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law, except that if the Administrator receives any QDRO that requires the payment of benefits hereunder or the segregation of any Account, such benefits will be paid, and such Account segregated, in accordance with the applicable requirements of such Order. In addition, the vested portion of an Account balance may be pledged as security for a loan from the Plan in accordance with the Plan's loan procedures.

     13.5. Voting of Common Stock. The Trustee will vote Common Stock allocated to the Accounts of the Participants or Beneficiaries ("allocated shares") in accordance with the directions of the Participants or Beneficiaries to whose Accounts such Common Stock has been allocated, or in the case of a tender or similar rights in respect of such Common Stock will respond to such offer in accordance with the directions of such Participants or Beneficiaries. The Trustee will utilize its best efforts to deliver on a timely basis (or cause to be delivered) to each Participant or Beneficiary such information as will be distributed to stockholders of the Company in connection with any vote, tender or similar right with respect to Common Stock allocated to such Participant's or Beneficiary's Accounts. The Trustee will vote allocated shares for which no directions are timely received in proportion to the ways in which the Trustee votes those allocated shares for which timely directions are received. Unallocated shares of Common Stock, if any, will be voted by the Trustee in the Trustee's discretion.

     13.6. Governing law. The Plan and Trust will be construed, administered and enforced according to the laws of Massachusetts to the extent such laws are not preempted by ERISA.

     13.7. Additional Contributions In the Case of Participants Age 50 or Older. Notwithstanding any provision of the Plan, any Participant who is eligible to have Elective Contributions made for his or her benefit and who has attained age 50 prior to the end of a Plan Year beginning on or after January 1, 2002 may elect to have additional Elective Contributions ("catch-up contributions") made for such year in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code section 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of the making of such catch-up contributions.

ARTICLE 14.    DEFINITIONS.

     Wherever used in the Plan, the following terms have the following meanings unless the context clearly indicates otherwise:

     14.1. "Account" means any of the following: Match-Eligible Elective Contribution Account, Other Elective Contribution Account, Matching Contribution Account, QNEC Contribution Account, Rollover Contribution Account, or Transfer Account, each as adjusted pursuant to Article 4.

     14.2. "Active Participant" means an Eligible Employee who has satisfied the requirements for participation set forth in Article 2 and is deferring Pay under the Plan.

     14.3. "Additional Elective Contribution" means an Elective Contribution that is not a Basic Elective Contribution. Each Pay Reduction Agreement will specify whether Additional Elective Contributions in respect of Pay reductions under that Agreement are to be treated as Match-Eligible Elective Contributions or Other Elective Contributions.

     14.4.     "Administrator" has the meaning set forth in Section 9.1.

     14.5. "Affiliated Employer" means (a) the Company, (b) any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) of which the Company is also a member, (c) any trade or business, whether or not incorporated, that is under common control (as defined in Code section 414(c)) with the Company, (d) any trade or business that is a member of an affiliated service group (as defined in Code section 414(m)) of which the Company is also a member, or (e) to the extent required by Regulations issued under Code section 414(o), any other organization; provided, that the term "Affiliated Employer" shall not include any corporation or unincorporated trade or business prior to the date on which such corporation, trade or business satisfies the affiliation or control tests of (b), (c) (d) or (e) above, except as the Board expressly determines.

     14.6. "Basic Elective Contribution" means any Elective Contribution for the benefit of a Participant to the extent that it does not exceed one percent (1%) of the Participant's Pay for the Pay period to which it relates. All Basic Elective Contributions are Match-Eligible Elective Contributions.

     14.7. "Basic Matching Contribution" means a Matching Contribution that is made with respect to a Basic Elective Contribution pursuant to Section 3.2(a).

     14.8. "Beneficiary" means the person or persons (including a trust or other entity) entitled to receive benefits under the Plan upon the death of a Participant.

     14.9.     "Board" means the Board of Directors of the Company.

     14.10. "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection, and also includes reference to any Regulation issued pursuant to or with respect to such section or subsection.

     14.11. "Committee" or "Savings Plan Committee" means the Savings Plan Committee appointed by the Board to administer the Plan in accordance with
Article 9.

     14.12. "Common Stock" means either or both of the Class A Common Stock and the Class B Common Stock of the Company.

     14.13. "Common Stock Fund" means the investment Fund maintained within the Trust, consisting of shares of Common Stock and cash awaiting distribution or reinvestment in Common Stock, in which, except as provided in Section 4.3(a), Match-Eligible Elective Contribution Accounts and Matching Contribution Accounts will be invested.

     14.14. "Company" means The L.S. Starrett Company, a Massachusetts corporation, and any successor by law or contract. The Company is the "plan administrator" for purposes of ERISA.

     14.15. "Elective Contribution" means a contribution to the Trust described in Section 3.1. The term "Elective Contribution" includes Basic Elective Contributions and Additional Elective Contributions.

     14.16. "Eligible Borrower" means a Participant who is an Employee or is otherwise a "party in interest" within the meaning of ERISA section 3(14) or a deceased Participant's

Beneficiary who has not yet received the entire vested portion of the Participant's Accounts and who is a "party in interest" as described above.

     14.17. "Eligible Employee" means any employee who is employed by a Participating Employer other than the following: (a) individuals covered by a collective bargaining agreement where retirement benefits were the subject of good faith bargaining, unless such agreement specifically provides for participation in the Plan; (b) "leased employees" within the meaning of Code section 414(n); (c) individuals who are at the time classified by an Affiliated Employer or by the Administrator as an independent contractor, regardless of any later reclassification; and (d) nonresident aliens.

     14.18.    "Employee" means any individual employed by an Affiliated
Employer.

     14.19. "Employer" means the Affiliated Employers or any of them, as the context requires.

     14.20.    "Entry Date" means the first day of any payroll period.

     14.21. "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute or statutes of similar import.

     14.22. "Fund" means one or more of the investment funds, including the Common Stock Fund, from time to time designated by the Administrator as available for investment of a Participant's Other Elective Contribution Account (if any), QNEC Contribution Account (if any), Rollover Contribution Account (if any), and Transfer Account (if any).

     14.23. "HCE" means an Employee who (a) for the Plan Year immediately preceding the Plan Year of reference had compensation (as that term is defined in Code section 415) from the Employer in excess of $80,000 (or such higher dollar amount as is in effect under Code section 414(q)), or (b) for the Plan Year of reference or the immediately preceding Plan Year is (or was) a "5-percent owner" as defined in Code section 416(i).

     14.24. "Match-Eligible Elective Contribution" means an Elective Contribution that is either (a) a Basic Elective Contribution, or (b) an Additional Elective Contribution which is designated in the Pay Reduction Agreement as a Match-Eligible Elective Contribution.

     14.25. "Match-Eligible Elective Contribution Account" means the Account maintained to reflect Match-Eligible Elective Contributions and the earnings thereon. For each Participant who was a participant in the Prior Plan (and whose accounts under the Prior Plan have not been completely distributed or forfeited), the "Match-Eligible Elective Contribution Account" will also include matching contributions made for the benefit of the Participant under the Prior Plan and the earnings thereon, as adjusted. The Administrator will maintain or cause the Trustee to maintain such sub-accounting, if any, as is necessary to demonstrate what portion of a Participant's Match-Eligible Elective Contribution Account is attributable to elective contributions under the Prior Plan (and the earnings thereon), Basic Elective Contributions (and the earnings thereon), and Additional Elective Contributions designated as Match-Eligible Elective Contributions (and the earnings thereon).

     14.26.    "Matching Contribution" means a contribution described in Section
3.2. The term "Matching Contribution" includes Basic Matching Contributions and Supplemental Matching Contributions.

     14.27. "Matching Contribution Account" means the Account maintained to reflect Matching Contributions made for the benefit of a Participant, and the earnings thereon. For each Participant who was a participant in the Prior Plan (and whose accounts under the Prior Plan have not been completely distributed or forfeited), the "Matching Contribution Account" will also include matching contributions made for the benefit of the Participant under the Prior Plan and the earnings thereon, as adjusted.

     14.28.    "NHCE" means an Employee who is not an HCE.

     14.29. "Other Elective Contribution" means an Additional Elective Contribution that is not a Match-Eligible Elective Contribution.

     14.30. "Other Elective Contribution Account" means the Account maintained to reflect Other Elective Contributions and the earnings thereon.

     14.31. "Participant" means each Employee for whom an Account is maintained under the Plan.

     14.32. "Participating Employer" means the Company and each other Affiliated Employer that adopts the Plan with the consent of the Company. A list of Participating Employers (other than the Company) is attached as Appendix A.

     14.33. "Pay" for any pay period means (i) amounts currently includible in income that consist of wages, salaries, fees for professional services and similar amounts (including commissions and bonuses) received for the pay period in respect of personal services actually performed for a Participating Employer, and (ii) amounts that would be described in (i) but for deferral under the Plan or a plan of the Employer described in Code section 125 or, beginning January 1, 2001, a plan of the Employer described in Code section 132(f)(4). The term "Pay" does not include payments or benefits under any "welfare benefit plan" (as that term is defined in Section 3(1) of ERISA) or items of non-cash compensation such as (but not limited to) imputed compensation from group term life insurance, amounts received in connection with any stock-based award, reimbursements for professional fees, and moving or other expense reimbursements, whether or not taxable. The maximum amount of Pay that may be taken into account for any Participant in any Plan Year is the dollar limit described in Code section 401(a)(17) as in effect for such Plan Year.

     14.34. "Pay Reduction Agreement" means an agreement, in form satisfactory to the Administrator, by which an Active Participant agrees to have his or her Pay reduced by a specified percentage in exchange for a promise by his or her Participating Employer to make Elective Contributions of equivalent amount to the Trust.

     14.35. "Period of Severance" means the period of time, expressed in years and days, commencing with the earlier of (a) the date an individual ceases to be an Employee by reason of quitting, being fired, retiring or dying, or (b) the first anniversary of the Employee's absence from work for any other reason, and ending on the date the individual again performs an "hour of service" (as that term is defined under the definition of "Service", below).

     14.36. "Plan" means The L.S. Starrett 401(k) Stock Savings Plan (1999 Restatement), as the same may from time to time be amended.

     14.37.    "Plan Year" means the calendar year.

     14.38. "Prior Plan" means The L.S. Starrett Company 401(k) Stock Savings Plan as in effect prior to January 1, 1999.

     14.39. "QDRO" means any judgment, decree or order (including approval of a property settlement agreement) which is determined by the Administrator to constitute a "qualified domestic relations order" within the meaning of Code section 414(p). A judgment, decree or order will not be considered to be other than a QDRO merely because it requires a distribution to an alternate payee (or the segregation of accounts pending distribution to an alternate payee) before the Participant is otherwise entitled to a distribution under the Plan.

     14.40. "QNEC Contribution" means a discretionary contribution by one or more Participating Employers intended to satisfy the requirements of Code section 401(m)(4)(C).

     14.41. "QNEC Contribution Account" means the Account maintained to reflect the QNEC Contributions, if any, made for the benefit of a Participant, and the earnings thereon, as adjusted pursuant to Article 4.

     14.42. "Rollover Contribution" means a contribution made by an Eligible Employee which satisfies the requirements for rollover contributions set forth in the Plan.

     14.43. "Rollover Contribution Account" means the Account maintained to reflect the Rollover Contributions, if any, made for the benefit of a Participant, and the earnings thereon, as adjusted pursuant to Article 4.

     14.44. "Service" means, with respect to any Employee, the aggregate of all time periods commencing with the Employee's first day of employment or reemployment and ending on the date a Period of Severance begins. The first day of employment or reemployment is the first day the Employee performs an hour of service, and an "hour of service" for this purpose is an hour for which the Employee is paid or entitled to payment for the performance of duties for an Affiliated Employer. An Employee will also receive Service credit for (a) any Period of Severance that ends with reemployment of the Employee if such reemployment occurs not later that twelve (12) months after the earlier of
(i) the date on which the Employee ceased to be an Employee by reason of having quit, been fired, retired or died, or (ii) if the Employee had been absent from work for any other reason prior to such quit, fire, retirement or death, the commencement of such absence, and (b) to the extent required by Federal law, for any absences from work attributable to periods of service in the armed forces of the United States. Fractional periods of a year will be expressed in terms of days.

     14.45. "Substantial Period of Severance" means a Period of Severance of at least five (5) years' duration, except that in the case of an individual who is absent from work for maternity or paternity reasons, or by reason of any qualified family or medical leave under the Family and Medical Leave Act of 1993, a Substantial Period of Severance will not be deemed to have occurred until the Period of Severance has lasted as least six (6) years. For purposes of this definition, an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the individual, (ii) by reason of the birth of a child of the individual, (iii) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement.

     14.46. "Supplemental Matching Contribution" means any Matching Contribution made pursuant to Section 3.2(b).

     14.47. "Transfer Account" means the Account maintained to reflect any amounts transferred to the Plan for the benefit of a Participant in a trust-to-trust (Code section 414(l)) transfer as distinct from a direct rollover.

     14.48. "Trust" means trust established between the Company and the Trustee to hold and invest the assets of the Plan.

     14.49. "Trustee" mean the person or persons who are at any time the acting Trustee under the Trust.

     14.50. "Valuation Date" means the last business day of each Plan Year and such other day or days as are specified by the Administrator. In the case of a Valuation Date other than the last business day of a Plan Year, the Administrator may, if appropriate under the circumstances, adjust (or direct the Trustee to adjust) only a specified Account or Accounts.

     IN WITNESS WHEREOF, the Company has caused this instrument to be signed in its name and on its behalf by its duly authorized officer, this 30th day of April, 2002.

                                   THE L.S . STARRETT COMPANY


                                   By: /s/ Douglas A. Starrett
                                       -----------------------------------------
                                           President, Chief Executive Officer
                                           and Director

                                   APPENDIX A

     The following are the Participating Employers (in addition to The L.S. Starrett Company) as of January 1, 1999:

                                       Level Industries
                                       Evans Rule

                                   APPENDIX B

       SPECIAL ESOP PROVISIONS (APPLICABLE ONLY TO THE EXTENT REQUIRED BY
                                 SECTION 4.3(C))

     Reference is made to Section 4.3(c) of the Plan. Should any portion of the Plan be required to be construed as an "employee stock ownership plan" in accordance with that subsection (the "ESOP portion"), and only in such circumstances, the following provisions shall apply (retroactively to the extent required) in addition to the generally applicable provisions of the Plan to the ESOP portion:

     A. The ESOP portion shall be invested primarily in employer securities within the meaning of Code section 409(l).

     B. Distributions and withdrawals in respect of the ESOP portion shall be eligible to be received in the form of whole shares of Common Stock (with cash in lieu of any fractional share value).

     C. The Plan does not provide for "exempt loans" as described in the regulations under Code section 4975. However, if for any reason the Plan were amended to provide for such a loan, no security acquired with the proceeds of such a loan may be subject to a put (except as provided below), call or other option, or buy-sell or similar arrangement, while held by and when distributed from the ESOP portion, whether or not the Plan or any portion thereof is then still an "employee stock ownership plan". If any share of Common Stock distributed from the ESOP portion is not readily tradeable on an established securities market or is subject to a substantial trading limitation, the recipient shall have the right to sell the share to the Company for fair market value. The right described in the preceding sentence may be exercised at any time during the fifteen month period beginning on the date of distribution. If the Company is prohibited by federal or state law from purchasing the share, the period for exercising the right shall be appropriately extended. The person exercising the right must notify the Company in writing that he or she is doing so. The Company shall pay for any shares required to be purchased under this paragraph in cash in a single payment or, in the Company's discretion, with an adequately secured promissory note bearing a reasonable rate of interest and providing for payment in substantially equal payments over a period not to exceed five years.

     D. An individual who has participated in the ESOP portion for ten or more years and who has attained age 55 would have the right to diversify the investment of the ESOP portion to the extent required by Code section 401(a)(28).

The determination as to whether the Plan or any portion thereof is required to be treated as an "employee stock ownership plan" for purposes of Section 4.3(c) and this Appendix shall be made by the Committee in its sole discretion. The determination of the Committee shall be binding on all persons.